Exhibit 99.1

KLA-Tencor Elects Kevin Kennedy, John Dickson to its Board of Directors

SAN JOSE, Calif., May 9, 2007 – KLA-Tencor Corp. (NASDAQ: KLAC) today announced the election of Kevin J. Kennedy and John T. Dickson to its Board of Directors.

Mr. Kennedy, 51, is Chief Executive Officer and a member of the board of directors of JDS Uniphase Corporation. Mr. Dickson, 61, is the former Chief Executive Officer of Agere Systems Inc.

Edward W. (Ned) Barnholt, Chairman of the Board of KLA-Tencor, said, “We welcome Kevin and John to our Board. Both of these seasoned executives bring extensive experience in electronics and semiconductors. Their valuable perspectives will help us target and manage a variety of strategic opportunities going forward.”

Mr. Kennedy has been Chief Executive Officer of JDS Uniphase Corporation since September 2003 and a member of its board of directors since November 2001. He served as Chief Operating Officer of Openwave Systems, Inc. from 2002 to 2003 and prior to that, spent seven years at Cisco Systems, Inc., most recently as a senior vice president in Cisco’s Software Technologies Division. Mr. Kennedy also worked at the Bell Laboratories, a subsidiary of AT&T Inc. (“AT&T”), for 17 years in a series of management and technical positions. An acknowledged expert in data and computational science as well as technology management, during his career Mr. Kennedy has been an adjunct professor at Rutgers University and served as a congressional fellow to the U.S. House of Representatives Committee on Science, Space and Technology.

Mr. Dickson was Chief Executive Officer of Agere Systems Inc., from 2000 to 2005 and was Chief Executive Officer and Corporate Executive Vice President of AT&T/Lucent Technologies’ Microelectronics and Communications Technologies Group from 1993 to 2000. Earlier, he worked for Plessey Semiconductor, Ltd., Texas Instruments Incorporated, International Computers, Ltd., LSI Logic Corp. and Shographics, Inc. in a variety of management positions, up to and including Chief Executive Officer. Mr. Dickson received his Bachelor of Science in Electronics Engineering and his Diploma, Business Studies, from the University of Sheffield. He currently sits on the board of directors of Frontier Silicon, Ltd. (private), Mettler-Toledo International Inc., and National Semiconductor Corp.

Messrs. Kennedy and Dickson join Robert M. Calderoni as the newest members of KLA-Tencor’s Board of Directors; Mr. Calderoni was elected at the KLA-Tencor’s Annual Meeting of Stockholders held on March 29, 2007.

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com.

Contact:

Kyra Whitten

Senior Director, Corporate Communications

Phone: (408) 875-7819